Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal 2020

First Quarter Financial Results

Stroudsburg, PA. – January 29, 2020 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $1.8 billion asset financial institution providing full service retail and commercial banking, financial, and investment services in eastern Pennsylvania, today announced financial results for the three months ended December 31, 2019.

Net income was $3.4 million, or $0.33 per diluted share, for the three months ended December 31, 2019, compared with $3.0 million, or $0.27 per diluted share, for the three months ended December 31, 2018.

Gary S. Olson, President and CEO, commented: “Commercial loan growth continues to be a key driver of the Company’s financial performance, generating asset growth and interest income that is helping achieve predictable earnings growth. Commercial loan production and residential purchase mortgage originations were particularly active for a period that included calendar year-end and the holiday season.

“Following a year in which we had a challenging interest rate environment and pressure on margins, we were encouraged that the Company’s net interest margin and interest spread stabilized and were approximately the same as a year earlier. While there continues to be strong pricing competition for loans and deposits, the stabilization of margins in the first quarter was encouraging as we progress through 2020.

“We were pleased with the continued strength and quality of the Company’s loan portfolio. In the first quarter of fiscal 2020, net income reflected a provision for loan losses that was less than half that of a year earlier. We continued our strong focus on controlling operating expenses while improving productivity and efficiency, enabling us to flow more revenue to the bottom line.

“Going forward, one of our highest priorities continues to be growing core deposits. We are keenly focused on further reducing borrowings and lowering our cost of funds. Growth, maintaining high asset quality and managing expenses has improved net income and generated steadily increasing shareholder value.”

FISCAL FIRST QUARTER 2020 HIGHLIGHTS

•

Net interest income after provision for loan losses increased to $11.5 million in the fiscal first quarter of 2020 from $11.0 million during the same period a year earlier, primarily reflecting increased interest income from loans, lower interest expense, and a lower loss provision.

•

Total interest expense in the fiscal first quarter of 2020 decreased 6% to $4.7 million from $5.0 million during the same period in fiscal 2019, primarily reflecting lower interest expense on borrowings.

•

Total net loans at December 31, 2019 increased $16.7 million from September 30, 2019, primarily reflecting growth in commercial loans, which was partially offset by a decline in indirect auto loan balances during the same period.

•	Commercial real estate loans were up 11% at December 31, 2019 from December 31, 2018 while commercial loans (primarily commercial and industrial) rose 24% during the same period.

•

The Company’s provision for loan losses decreased to $375,000 for the quarter ended December 31, 2019, compared with $876,000 for the quarter ended December 31, 2018, reflecting declining loan charge offs and continued stable asset quality. The ratio of nonperforming assets to total assets was 0.56% at December 31, 2019, improving from 0.62% a year earlier.

•

Core deposits (demand accounts, savings and money market) comprised 64% of total deposits at December 31, 2019 compared with 62% of total deposits at December 31, 2018, reflecting year-over-year growth of checking accounts and money market deposits.

•

For the quarter ended December 31, 2019, the Company’s return on average assets and return on average equity improved to 0.76% and 7.09%, compared with 0.65% and 6.59%, respectively, during the same period in fiscal 2019.

•

Total stockholders’ equity increased to $191.4 million at December 31, 2019 from $189.5 million at September 30, 2019. Tangible book value per share at December 31, 2019 increased to $15.64 compared with $15.43 at September 30, 2019.

•	The Company increased its quarterly cash dividend to $0.11 per share, paid on December 30, 2019, which was its 47th consecutive quarterly cash dividend to shareholders.

“We have meaningful momentum as we enter our new fiscal year, supported by solid, stable retail banking activity, an attractive pipeline of commercial loans, and credit monitoring and management practices focused on maintaining a sound balance sheet,” explained Olson. “We look forward to continuing to generate quality revenue and earnings and building value for shareholders.”

Fiscal First Quarter 2020 Income Statement Review

Total interest income was $16.5 million for the three months ended December 31, 2019, down from $16.9 million for the three months ended December 31, 2018. Interest expense was $4.7 million for the quarter ended December 31, 2019 compared to $5.0 million for the same period in 2018, due to a shift in deposit balances from certificates of deposit accounts to core deposit accounts and to a decrease in the average balance outstanding of borrowings.

Net interest income was $11.8 million for the three months ended December 31, 2019, compared with $11.9 million for the comparable period in fiscal 2019. The net interest margin for the first quarter of fiscal 2020 was 2.78%, up from 2.73% for the first quarter of fiscal 2019. The net interest rate spread was 2.55% in first quarter of fiscal 2020, compared with 2.54% for the first quarter of fiscal 2019. The net interest margin for the quarter ended September 30, 2019 was 2.73% and the net interest rate spread was 2.48%.

The Company’s provision for loan losses decreased to $375,000 for the three months ended December 31, 2019, compared with $876,000 for the three months ended December 31, 2018. This decrease reflected provisioning primarily related to declining charge off activity and solid credit quality trends.

Noninterest income increased $300,000 or 14.1% to $2.4 million for the three months ended December 31, 2019, compared with $2.1 million for the three months ended December 31, 2018. Service charges and fees on loans were $533,000 in fiscal first quarter 2020, up from $330,000 in fiscal first quarter 2019, reflecting growth in fee income from residential mortgage originations, accelerating production in commercial lending, and income from commercial loan interest rate swaps. Gains on the sale of investments contributed to increased noninterest income, and fee income from trust and investments increased year-over-year. The Company has established a partnership with Ameriprise Financial Institutions Group to provide enhanced capabilities through ESSA Investment Services. Management believes this partnership provides new opportunities to grow noninterest income from investment management.

Noninterest expense was $9.8 million for the three months ended December 31, 2019 compared with $9.7 million for the comparable period a year earlier. Increases in personnel, occupancy and data processing expenses were largely offset by a decrease in expenses in most other categories.

“Over the past twelve months we have fully staffed our commercial banking teams, this has enhanced our ability to drive growth and productivity, support expanded customer relationships, and achieve goals for loan and deposit growth,” explained Peter A. Gray, Executive Vice President and Chief Banking Officer. “The new facilities we have repositioned have fostered better teamwork and customer service while still operating efficiently.”

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets increased $11.2 million to $1.81 billion at December 31, 2019, from $1.80 billion at September 30, 2019, primarily due to increases in loans receivable and other assets, offset in part by a decline in cash and due from banks.

Total net loans increased to $1.35 billion at December 31, 2019 from $1.33 billion at September 30, 2019, reflecting growth in residential mortgages, construction loans and both commercial real estate and commercial and industrial loans. Residential real estate loans were $601.4 million at December 31, 2019, up $3.9 million from September 30, 2019. Indirect auto loans declined $12.4 million to $69.6 million at December 31, 2019 from $82.0 million at September 30, 2019, reflecting expected runoff of the portfolio following the Company’s previously announced discontinuation of indirect auto lending in July 2018.

Commercial real estate loans were $483.5 million at December 31, 2019, up from $480.6 million at September 30, 2019. Commercial loans (primarily commercial and industrial) increased to $71.3 million at December 31, 2019 from $55.6 million at September 30, 2019. Compared with a year earlier, commercial real estate loans grew 11% and commercial loans increased 24% at December 31, 2019.

Total deposits were $1.35 billion at December 31, 2019 compared with $1.34 billion at September 30, 2019, and were up 3% from $1.31 billion at December 31, 2018. Core deposits (demand accounts, savings and money market) were $867.2 million, or 64% of total deposits, at December 31, 2019 compared to $814.1 million, or 62% of total deposits at December 31, 2018. Noninterest bearing demand accounts exhibited strong year-over-year growth, increasing 8% to $175.3 million, interest bearing demand accounts grew 3% to $203.8 million and money market accounts grew 10% to $350.6 million. Total borrowings decreased $5.6 million to $242.7 million at December 31, 2019 from $248.3 million at September 30, 2019.

Nonperforming assets totaled $10.2 million, or 0.56% of total assets, at December 31, 2019, down from $10.3 million, or 0.57% of total assets, at September 30, 2019 and $11.6 million or 0.62% of total assets, at December 31, 2018. The allowance for loan losses was $12.7 million, or 0.94% of loans outstanding, at December 31, 2019, $12.6 million, or 0.94% of loans outstanding at September 30, 2019 and $12.2 million, or 0.91% of loans outstanding at December 31, 2018 primarily reflecting prudent reserving to match commercial loan growth, overall loan credit quality and decreasing charge-off trends.

For the three months ended December 31, 2019, the Company’s return on average assets and return on average equity were 0.76% and 7.09%, compared with 0.65% and 6.59%, respectively, in the comparable period of fiscal 2019.

The Bank continued to demonstrate financial strength with a Tier 1 leverage ratio of 9.44% at December 31, 2019, exceeding regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to tangible assets ratio of 9.83% at December 31, 2019.

Total stockholders’ equity increased $1.9 million to $191.4 million at December 31, 2019, from $189.5 million at September 30, 2019, primarily reflecting increases from net income and offset in part by dividends paid to shareholders and changes in treasury stock. Tangible book value per share at December 31, 2019 was $15.64, compared with $15.43 at September 30, 2019.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.8 billion and has 22 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group , and insurance benefit services through ESSA Advisory Services, LLC. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	December 31, 2019	September 30, 2019
	(dollars in thousands)
ASSETS
Cash and due from banks	$35,581	$48,426
Interest-bearing deposits with other institutions	6,971	3,816

Total cash and cash equivalents	42,552	52,242
Investment securities available for sale, at fair value	312,768	313,393
Loans receivable (net of allowance for loan losses of $12,747 and $12,630)	1,345,311	1,328,653
Regulatory stock, at cost	11,126	11,579
Premises and equipment, net	14,373	14,335
Bank-owned life insurance	39,842	39,601
Foreclosed real estate	343	240
Intangible assets, net	994	1,066
Goodwill	13,801	13,801
Deferred income taxes	4,781	5,122
Other assets	24,752	19,395

TOTAL ASSETS	$1,810,643	$1,799,427

LIABILITIES
Deposits	$1,349,364	$1,342,830
Short-term borrowings	104,719	107,701
Other borrowings	137,960	140,581
Advances by borrowers for taxes and insurance	10,361	6,700
Other liabilities	16,876	12,107

TOTAL LIABILITIES	1,619,280	1,609,919

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	181,056	181,161
Unallocated common stock held by the Employee Stock Ownership Plan	(7,689)	(7,803)
Retained earnings	105,012	102,465
Treasury stock, at cost	(85,845)	(85,216)
Accumulated other comprehensive loss	(1,352)	(1,280)

TOTAL STOCKHOLDERS’ EQUITY	191,363	189,508

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,810,643	$1,799,427

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,
	2019	2018
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$14,190	$13,907
Investment securities:
Taxable	1,957	2,482
Exempt from federal income tax	48	136
Other investment income	318	344

Total interest income	16,513	16,869

INTEREST EXPENSE
Deposits	3,333	3,388
Short-term borrowings	505	1,077
Other borrowings	849	519

Total interest expense	4,687	4,984

NET INTEREST INCOME	11,826	11,885
Provision for loan losses	375	876

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,451	11,009

NONINTEREST INCOME
Service fees on deposit accounts	827	863
Services charges and fees on loans	533	330
Unrealized gains (losses) on equity securities	1	(2)
Trust and investment fees	318	239
Gain on sale of investments, net	221	4
Earnings on Bank-owned life insurance	241	244
Insurance commissions	208	201
Other	77	247

Total noninterest income	2,426	2,126

NONINTEREST EXPENSE
Compensation and employee benefits	6,238	6,124
Occupancy and equipment	1,067	1,026
Professional fees	459	524
Data processing	1,017	903
Advertising	116	155
Federal Deposit Insurance Corporation Premiums	133	187
Gain on foreclosed real estate	(20)	(115)
Amortization of intangible assets	72	84
Other	681	764

Total noninterest expense	9,763	9,652

Income before income taxes	4,114	3,483
Income taxes	704	474

Net Income	$3,410	$3,009

Earnings per share:
Basic	$0.33	$0.27
Diluted	$0.33	$0.27
Dividends per share	$0.11	$0.10

	For the Three Months Ended September 30,
	2019	2018
	(dollars in thousands) (UNAUDITED)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,788,201	$1,832,622
Total interest-earning assets	1,693,734	1,729,895
Total interest-bearing liabilities	1,398,810	1,475,290
Total stockholders’ equity	191,257	181,168
PER COMMON SHARE DATA:
Average shares outstanding – basic	10,482,273	10,951,356
Average shares outstanding – diluted	10,482,283	10,951,356
Book value shares	11,290,451	11,819,814
Net interest rate spread	2.55%	2.54%
Net interest margin	2.78%	2.73%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531